Exhibit 10.6

PROMISSORY NOTE FOR PERSONAL LOAN – 2013

$10,000.00	Placer County

FOR VALUE RECEIVED, Matthew R. Moore promises to pay to InnerScope Advertising Agency, Inc., at Roseville, California, the sum of ten thousand dollars ($10,000.00) together with interest from date hereof at one and one half percent (1 ½%) per annum.

Interest only shall be due and payable by December 31 of each calendar year commencing in 2013 and continuing on the 31st of December of every year for three (3) years; with the entire principal and interest becoming due and payable in full on or before June 27, 2016. The maker hereof shall have the right to prepay all or part of this Note without penalty.

This Note shall be due and payable in lawful money of the United States. Should litigation arise under this Note, the prevailing party shall be entitled to reasonable attorneys' fees as determined by the court. Venue for this Note shall be Roseville, Placer County, California.

Dated: June 25, 2013	By:	/s/ Matthew Moore
Matthew R. Moore